Exhibit 99.1

[First Marblehead letterhead]

June 27, 2006

Mr. Stephen E. Anbinder
230 Park Avenue, 10th Floor
New York, NY  10169-1099

Dear Stephen:

This letter is intended to memorialize an agreement between The First Marblehead Corporation (the “Corporation”) and you in connection with your retirement from the Corporation on June 30, 2006.

The Corporation desires to retain your services following your retirement, and you have agreed to provide such consulting, advisory and related services as may be reasonably requested from time to time by the Corporation (“Services”), including Services with regard to the matters specified in Exhibit A attached hereto. In addition, you acknowledge and affirm your obligations pursuant to that certain Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement dated September 14, 2005 (the “Non-competition Agreement”).

You have agreed to provide Services for the twelve month period beginning on June 30, 2006 and ending on June 30, 2007 (the “Initial Period”). Thereafter, you have agreed to provide Services for successive six-month periods (each, a “Renewal Period”), unless either the Corporation or you provide written notice of non-renewal to the other party at least thirty days prior to the expiration of the Initial Period or the then-current Renewal Period, as applicable.

During each Consultation Period (as defined in the following sentence), you have agreed to devote at least 250 hours to the performance of Services, and you have also agreed, for no less than five days per Consultation Period, to provide Services in person at the principal offices of the Corporation. As used in this letter, the term “Consultation Period” refers to (i) the period beginning on June 30, 2006 and ending on December 31, 2006, (ii) the period beginning on January 1, 2007 and ending on June 30, 2007, and (iii) any Renewal Period.

During a Consultation Period, the Corporation will (i) pay to you fees of $25,000 per month, payable in arrears on a monthly basis, and (ii) reimburse you for all reasonable and necessary expenses incurred by you in connection with the performance of Services during the Consultation Period, provided that you submit to the Corporation itemized monthly statements, in a form satisfactory to the Corporation, of Services performed and expenses incurred in the previous month. For purposes of income tax reporting, you will be required to complete a Form I-9, and the Corporation will report compensation paid to you on Form 1099.

The Corporation has agreed to maintain your office at 230 Park Avenue, 10th Floor, New York, New York, including current information technology systems, for so long as you provide Services. In addition, the Corporation has agreed to employ an administrative assistant for such office, as a full-time employee of the Corporation, until September 30, 2006. Thereafter, the

Mr. Stephen E. Anbinder
June 27, 2006

Corporation has agreed to employ an administrative assistant for such office on a temporary basis as reasonably requested by you.

You have acknowledged that you will use your best efforts in the performance of your obligations under this letter and that you will perform all Services as an “independent contractor” and not as an employee or agent of the Corporation. Other than as set forth in this letter, you will not be entitled to any benefits or coverages made available to employees of the Corporation. In addition, you will not be entitled to compensation for your service as a director of the Corporation until such time as you may be deemed an “independent director” under the rules of the New York Stock Exchange.

Notwithstanding the foregoing, after September 30, 2006, either the Corporation or you may terminate a Consultation Period upon 30 days’ prior written notice (a “Voluntary Termination”). In addition, the Corporation may terminate a Consultation Period for any breach by you of the provisions of the Non-competition Agreement (an “Involuntary Termination”). In the event of a Voluntary Termination or an Involuntary Termination, you will be entitled to payment for Services performed and expenses incurred prior to the effective date of such termination.

Notwithstanding a Voluntary Termination, an Involuntary Termination or the non-renewal of the Initial Period, the Corporation has agreed to continue health insurance coverage under your medical plan with Oxford Health Plans, Inc. (the “Plan”), on such terms as may then be in effect, for the remainder of your life. You have agreed to continue to contribute to the Plan at applicable employee contribution rates, as such rates may be adjusted, for the remainder of your life. In the event that the Plan should become unavailable for any reason, the Corporation will arrange for substantially equivalent coverage. In the event that your spouse survives you, the Corporation will arrange for continuation of health insurance coverage for your spouse under COBRA.

Please acknowledge your agreement and acceptance of the arrangements set forth in this letter by signing this letter below.

Very truly yours,

/s/ Peter B. Tarr

Peter B. Tarr
Chairman of the Board

Acknowledged and Agreed:

/s/ Stephen E. Anbinder
Stephen E. Anbinder

Exhibit A

General corporate strategy

New product development

Securitization trust performance, assumptions, risks and residual revenues

First Marblehead Foundation for Education